INITIAL CAPITAL AGREEMENT

June 22, 2023

Texas Capital Funds Trust

2000 McKinney Avenue, Suite 700

Dallas, TX 75201

Ladies and Gentlemen:

The undersigned hereby agrees to purchase from Texas Capital Funds Trust (the “Trust”), on a date to be specified by the Trust, and prior to the effective date of the Trust’s Registration Statement on Form N-1A, 4,000 shares of beneficial interest, no par value, of the Texas Capital Texas Equity Index ETF, a series of the Trust, at $25.00 per share, for an aggregate purchase price of $100,000, to provide the initial capital the Trust requires pursuant to Section 14 of the Investment Company Act of 1940, as amended, in order to make a public offering of its shares. By signing below, payment in full is confirmed.

The undersigned represents and agrees that it is purchasing these shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, as amended, nor with any present intention of distributing or selling such shares.

Very truly yours,

Texas Capital Bancshares, Inc.

By: /s/ J. Matthew Scurlock

Name: J. Matthew Scurlock

Title: Chief Financial Officer

Confirmed and Accepted:

Texas Capital Funds Trust

By: /s/ Edward Rosenberg

Name: Edward Rosenberg

Title: President